[LeClair Ryan Flippin Densmore Letterhead]

November 8, 2004

Valley Financial Corporation

36 Church Avenue

Roanoke, Virginia 24011

Gentlemen:

We have participated in the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Valley Financial Corporation (the “Company”) with the Securities and Exchange Commission on November 8, 2004 covering 275,000 shares of common stock, no par value, to be registered for sale by certain possible future selling shareholders.

For the purposes of this opinion, we have examined the Company’s Articles of Incorporation and Bylaws. We also have examined the Registration Statement and related materials. We are attorneys duly licensed to practice law in the Commonwealth of Virginia, and are opining solely as to United States federal law and the laws of the Commonwealth of Virginia.

Based on the foregoing, with regard to the legality of the issuance of the stock being registered under the Registration Statement, it is our opinion that:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia, with full power and authority to carry on the business in which it is now and will be engaged.

2.	All shares of the Company’s common stock, no par value, being registered under the Registration Statement, are legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our name therein and under the caption “Legal Matters” in the prospectus contained therein.

Very truly yours,

/s/ Douglas W. Densmore
LeClair, Ryan, Flippin, Densmore